Exhibit 99.1

Tesh Durvasula Joins Piedmont Office Realty Trust’s Board of Directors

Atlanta, August 2, 2022 – Piedmont Office Realty Trust, Inc. (NYSE:PDM) announced today that its Board of Directors has appointed Venkatesh (“Tesh”) S. Durvasula, as a member of the Board, effective August 1, 2022. Durvasula will serve as an independent director of the Company and as a member of the Capital Committee of the Board.

Durvasula is currently the Chief Executive Officer (“CEO”) and member of the board of directors of Africa Data Centres, a London-based, Cassava Technology company responsible for the executive leadership of a $1.5 billion data center and renewable energy business on the continent of Africa. Prior to joining Africa Data Centres, Durvasula was CEO and President of CyrusOne (previously NASDAQ: CONE), an approximately $12 billion data center REIT recently acquired by funds managed by global investment firm KKR and infrastructure investor Global Infrastructure Partners. While at Cyrus One, Durvasula grew the business into the third-largest data center REIT and successfully pivoted the company’s growth strategy to hyperscale deployment in the United States and the European Union.

Commenting on the appointment, Frank C. McDowell, Chairman of Piedmont’s Board of Directors, said “We are pleased to welcome Tesh Durvasula as the newest member of the Piedmont Board. Tesh brings tremendous experience with publicly traded companies, in particular REITs, as well as experience working with large-scale information technology clients and the broader investor community.”

About Piedmont:

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in the Sunbelt. Its approximately $5 billion portfolio is currently comprised of approximately 16 million square feet. The Company is a fully integrated, self-managed real estate investment trust (REIT) with local management offices in each of its markets and is investment-grade rated by S&P Global Ratings (BBB) and Moody’s (Baa2). Piedmont is a 2022 ENERGY STAR Partner of the Year. For more information, see www.piedmontreit.com.

Contact: Eddie Guilbert
Company: Piedmont Office Realty Trust
Phone: 770 418 8800
Email: Investor.relations@Piedmontreit.com